Exhibit 10.4

EXECUTION VERSION

GUARANTY

This GUARANTY (the “Guaranty”), dated April 28, 2011, is between Total S.A., a société anonyme organized under the laws of the Republic of France (the “Guarantor”), and SunPower Corporation, a Delaware corporation (the “Company”).

RECITALS

A. It is proposed that, on the date hereof, Total Gas & Power USA, SAS, a société par actions simplifiée organized under the laws of the Republic of France and an indirect wholly owned subsidiary of the Guarantor (“Acquirer”), and the Company enter into that certain Affiliation Agreement, dated as of the date hereof, by and between the Acquirer and the Company (the “Affiliation Agreement”). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Affiliation Agreement.

B. It is a condition to the willingness of the Company to enter into the Affiliation Agreement that the Guarantor guarantee to the Company the performance by the Guarantor, the Acquirer and each Terra Controlled Corporation of their respective obligations under the Affiliation Agreement.

C. The Guarantor owns, indirectly through one or more wholly owned subsidiaries, 100% of the equity interest in the Acquirer and will receive direct and indirect benefits from the Acquirer’s performance of the Affiliation Agreement.

AGREEMENT

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

1. Guaranty.

(a) The Guarantor unconditionally guarantees to the Company, (i) the full and prompt payment when due of all of Guarantor’s, Acquirer’s, or any Terra Controlled Corporation’s payment obligations under the Affiliation Agreement and (ii) the full and prompt performance when due of all of the Guarantor’s, Acquirer’s, or any Terra Controlled Corporation’s representations, warranties, covenants, duties, liabilities, obligations, and agreements (including for breach) contained in the Affiliation Agreement (collectively, the “Obligations”).

(b) This Guaranty is a guaranty of payment, and not of collection, and is absolute, unconditional, continuing and irrevocable, constitutes an independent guaranty of the Obligations, and is in no way conditioned on or contingent upon (i) except as otherwise expressly set forth in this Guaranty, any attempt to enforce in whole or in part any of the Obligations, (ii) the existence or continuance of the Acquirer as a legal entity, (iii) the consolidation or merger of the Acquirer with or into any other entity, (iv) the sale, lease or disposition by the Acquirer of all or substantially all of its assets to any other entity, (v) the bankruptcy or insolvency of the Acquirer, (vi) the admission by the Acquirer of its inability to pay its debts as they mature, (vii) the making by the Acquirer of a general assignment for the benefit of, or entering into a composition or arrangement with, creditors, (viii) the adequacy of any means the Company may have of obtaining payment related to the Obligations, or (ix) the existence of any claim, set-off or other right which the Acquirer or the Guarantor may have at any time against the Company (other than rights of the Acquirer pursuant to the Affiliation Agreement), whether in connection with the Obligations or otherwise. If the Acquirer fails to pay or perform any Obligations to the Company that are subject to this Guaranty as and when they are due and such failure and the consequences thereof have not been cured promptly or of a nature that cannot be cured, then, upon receipt of written notice from the Company specifying the failure, the Guarantor shall forthwith perform, or cause to be performed, any such obligation, responsibility or undertaking as and when required pursuant to the terms and conditions of the Affiliation Agreement, including, without limitation, all payment obligations under the Affiliation Agreement, it being understood and agreed that in no event shall the Company have the right to proceed against the Guarantor under this Guaranty or otherwise in respect of the Obligations unless the Acquirer has failed to cure promptly any failure by Acquirer to pay or perform any Obligations to the Company that are subject to this Guaranty as and when they are due (including the consequences thereof) or such failure or the consequences thereof are of a nature that cannot be cured and the Company has delivered written notice to the Guarantor specifying the failure to cure or that such failure is of a nature that cannot be cured. Each failure by the Acquirer to pay or perform any Obligations shall give rise to a separate cause of action, and separate suits may be brought hereunder as each cause of action arises. If any payment in respect of any Obligation, or any portion thereof, is rescinded or must otherwise be returned for any reason whatsoever, including with respect to an insolvency of the Acquirer, the Guarantor shall remain liable hereunder with respect to such Obligation as if such payment had not been made.

(c) The Company may, at any time and from time to time, without the consent of or notice to the Guarantor, except such notice as may be required by applicable statute that cannot be waived, without incurring responsibility to the Guarantor, and without impairing, discharging or releasing the performance of the Obligations, in whole or in part, (i) exercise or delay or refrain from exercising any rights against the Acquirer or others (including the Guarantor) or otherwise act or delay or refrain from acting, (ii) change the time, place or manner of payment of the Obligations, or rescind, settle waive, compromise, consolidate or otherwise amend or modify any of the terms or provisions of the Affiliation Agreement in accordance with the terms thereof and/or any other obligations and liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any obligations and liabilities which may be due to the Company or others, and (iii) sell, exchange, release, surrender, realize upon or otherwise deal with in any manner or in any order any property pledged or mortgaged by anyone to secure or in any manner securing the Obligations hereby guaranteed.

(d) The Company may not, without the prior written consent of the Guarantor, assign its rights and interests under this Guaranty, in whole or in part.

(e) No invalidity, irregularity or unenforceability of the Obligations hereby guaranteed shall affect, impair, or be a defense to this Guaranty. This is a continuing Guaranty for which the Guarantor receives continuing consideration and all obligations to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon and this Guaranty is therefore irrevocable without the prior written consent of the Company.

(f) All payments hereunder shall be made in lawful money of the United States, in immediately available funds. The Guarantor promises and undertakes to make all payments hereunder free and clear of any deduction, offset, defense, claim or counterclaim of any kind.

(g) For the avoidance of doubt, if the Acquirer fails to perform any of the Obligations required to be specifically performed by it, the Guarantor shall specifically perform or cause such Obligations to be specifically performed, in each case in accordance with the terms of the Affiliation Agreement.

(h) Guarantor hereby covenants and agrees that it shall not institute, and shall cause its Affiliates not to institute, any proceeding asserting that this Guaranty or any portion thereof is illegal, invalid or unenforceable in accordance with its terms.

2. Representations and Warranties. The Guarantor represents and warrants to the Company that:

(a) the Guarantor is a société anonyme duly organized, validly, existing and in good standing under the laws of its jurisdiction of incorporation or formation;

(b) the execution, delivery and performance by the Guarantor of this Guaranty are within the power of the Guarantor and have been duly authorized by all necessary actions on the part of the Guarantor;

(c) this Guaranty has been duly executed and delivered by the Guarantor and constitutes a legal, valid and binding obligation of the Guarantor, enforceable against it in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally;

(d) the execution, delivery and performance of this Guaranty do not (i) violate any law, rule or regulation of any governmental authority or (ii) result in the creation or imposition of any material lien, charge, security interest or encumbrance upon any property, asset or revenue of the Guarantor;

(e) no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority or other person (including, without limitation, the shareholders of the Guarantor) is required in connection with the execution, delivery and performance of this Guaranty or the consummation of the transactions contemplated by the Affiliation Agreement, except such consents, approvals, orders, authorizations, registrations, declarations and filings that are so required and which have been obtained and are in full force and effect;

(f) the Guarantor is not in violation of any law, rule or regulation other than those the consequences of which cannot reasonably be expected to have material adverse effect on the ability of the Guarantor to perform its obligations under this Guaranty; and

(g) no litigation, investigation or proceeding of any court or other governmental tribunal is pending or, to the knowledge of the Guarantor, threatened against the Guarantor which, if adversely determined, could reasonably be expected to have a material adverse effect on the ability of the Guarantor to perform its obligations under this Guaranty.

3. Waivers.

(a) Guarantor, to the extent permitted under applicable law, hereby waives any right to require the Company to (i) except as otherwise expressly set forth in this Guaranty, proceed against the Acquirer or any other guarantor of the Acquirer’s obligations under the Affiliation Agreement, (ii) proceed against or exhaust any security received from the Acquirer or any other guarantor of the Acquirer’s Obligations under the Affiliation Agreement, or (iii) pursue any other right or remedy in the Company’s power whatsoever.

(b) Guarantor further waives, to the fullest extent permitted by applicable law, (i) any defense resulting from the absence, impairment or loss of any right of reimbursement, subrogation, contribution or other right or remedy of the Guarantor against the Acquirer, any other guarantor of the Obligations or any security, (ii) any setoff or counterclaim of the Acquirer or any defense which results from any disability or other defense of the Acquirer or the cessation or stay of enforcement from any cause whatsoever of the liability of the Acquirer (including, without limitation, the lack of validity or enforceability of the Affiliation Agreement), (iii) any right to exoneration of sureties that would otherwise be applicable, (iv) any right of subrogation or reimbursement and, if there are any other guarantors of the Obligations, any right of contribution, and right to enforce any remedy that the Company now has or may hereafter have against the Acquirer, and any benefit of, and any right to participate in, any security now or hereafter received by Company, (v) all presentments, demands for performance, notices of non-performance, notices delivered under the Affiliation Agreement, protests, notice of non-performance default, dishonor, and protest and notices of acceptance of this Guaranty and of the Obligations and of the existence, creation or incurring of new or additional Obligations and notices of any public or private foreclosure sale, and all other notices of any kind, (vi) the benefit of any statute of limitations, (vii) any appraisement, valuation, stay, extension, moratorium redemption or similar law now or hereafter in effect or similar rights for marshalling, and (viii) any right to be informed by the Company of the financial condition of the Acquirer or any other guarantor of the Obligations or any change therein or any other circumstances bearing upon the risk of nonpayment or nonperformance of the Obligations. The Guarantor has the ability to and assumes the responsibility for keeping informed of the financial condition of the Acquirer and any other guarantors of the Obligations and of other circumstances affecting such nonpayment and nonperformance risks.

4. Miscellaneous.

(a) Public Disclosure. Guarantor agrees that it will not issue any press release or other public announcement that would constitute a violation of Section 5.7 of the Tender Offer Agreement as if Guarantor was subject to the same restrictions to which the Acquirer is subject thereunder.

(b) Notices. All notices, requests, demands and other communications that are required or may be given under this Guaranty shall be in writing and shall be personally delivered or sent by certified or registered mail or by a reputable nationwide overnight courier service. If personally delivered, notices, requests, demands and other communications will be deemed to have been duly given at time of actual receipt. If delivered by certified or registered mail or by a reputable nationwide overnight courier service, deemed receipt will be at time evidenced by confirmation of receipt with return receipt requested. In each case notice shall be sent:

if to Guarantor to:

Total S.A.

2, place Jean Millier

La Défense 6

92400 Courbevoie

France

Attention: Patrick de la Chevardière

Attention: Jonathan Marsh

with copies (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304-1050

Attention: David Segre and Richard C. Blake

and

Wilson Sonsini Goodrich & Rosati

Professional Corporation

One Market Street

Spear Tower, Suite 3300

San Francisco, California 94105-1126

Attention: Michael S. Ringler and Denny Kwon

if to the Company, to:

SunPower Corporation

77 Rio Robles

San Jose, CA 95134

Attention: Dennis Arriola and Bruce Ledesma

with copies (which shall not constitute notice) to:

Jones Day

1755 Embarcadero Road

Palo Alto, CA 94303

Attention: R. Todd Johnson

                 Steve Gillette

and

Jones Day

3161 Michelson Drive, 8th Floor

Irvine, California 92612

Attention: Jonn R. Beeson

or to such other place and with such other copies as the Company or the Guarantor may designate as to itself by written notice to the other pursuant to this Section 4(a).

(b) Nonwaiver. No failure or delay on the Company’s part in exercising any right hereunder shall operate as a waiver thereof or of any other right nor shall any single or partial exercise of any such right preclude any other further exercise thereof or of any other right.

(c) Amendments and Waivers. This Guaranty may not be amended or modified, nor may any of its terms be waived, except by written instruments signed by the Guarantor and the Company. Each waiver or consent under any provision hereof shall be effective only in the specific instances for the purpose for which given.

(d) Assignments. This Guaranty shall be binding upon and inure to the benefit of the Company and the Guarantor and their respective successors and assigns; provided, however, that without the prior written consent of the Company, the Guarantor may not assign its rights and obligations hereunder.

(e) Cumulative Rights, etc. The rights, powers and remedies of the Company under this Guaranty shall be in addition to all rights, powers and remedies given to the Company by virtue of any applicable law, rule or regulation, the Affiliation Agreement or any other agreement, all of which rights, powers, and remedies shall be cumulative and may be exercised successively or concurrently without impairing the Company’s rights hereunder.

(f) Partial Invalidity. If at any time any provision of this Guaranty is or becomes illegal, invalid or unenforceable in any respect under the law or any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Guaranty nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

(g) Applicable Law; Jurisdiction; Etc.

(i) This Guaranty shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

(ii) Each of the parties hereto irrevocably consents and submits itself and its properties and assets to the exclusive jurisdiction and venue in any state court within the

State of Delaware (or, if a state court located within the State of Delaware declines to accept jurisdiction over a particular matter, any court of the United States located in the State of Delaware) in connection with any matter based upon or arising out of this Guaranty or the transactions contemplated hereby, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Persons and waives and covenants not to assert or plead any objection which such Person might otherwise have to such jurisdiction, venue and process. Each party hereto hereby agrees not to commence any legal proceedings relating to or arising out of this Guaranty or the transactions contemplated hereby in any jurisdiction or courts other than as provided herein.

(iii) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE ACTIONS OF A PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

(j) Attorneys Fees. If any legal action or other proceeding relating to this Guaranty or the enforcement of any provision of this Guaranty is brought, then, to the extent the Company prevails in such litigation or proceeding, Guarantor shall pay on demand all reasonable fees and out of pocket expenses of the Company in connection with such legal action or proceeding.

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IN WITNESS WHEREOF, the parties hereto have caused this Guaranty to be executed as of the day and year first written above.

TOTAL, S.A.

By	/s/ Patrick de La Chevardière
Name:	Patrick de La Chevardière
Title:	Chief Financial Officer

SUNPOWER CORPORATION

By	/s/ Thomas H. Werner
Name:	Thomas H. Werner
Title:	Chief Executive Officer

[Signature Page to Affiliation Agreement Guarantee]